Exhibit 24(b)(8.71)
FOURTH AMENDMENT TO
THE SELLING AND SERVICES AGREEMENT AND PARTICIPATION
AGREEMENT

This Fourth Amendment dated as of November 1, 2012 (the “Amendment”) by and among Columbia Management Investment Distributors, Inc. (formerly RiverSource Fund
Distributors, Inc.) (“Distributor”), Columbia Management Investment Services Corp. (formerly
RiverSource Service Corporation) ( “Transfer Agent”), ING Life Insurance and Annuity
Company (“ING Life”), ING Institutional Plan Services, LLC (“ING Institutional”) and
ING Financial Advisers, LLC (“ING Financial”) (collectively, “ING), to the Selling and
Services Agreement and Fund Participation Agreement dated September 26, 2005, (the
“Agreement”), as amended on April 1, 2008, February 18, 2009, including the assignment of the
Agreement in a letter dated March 12, 2010, and March 21, 2011. Terms defined in the
Agreement are used herein as therein defined.

RECITALS

WHEREAS, it is anticipated that certain features for Class A, R3, R4, R5, Y and Z shares of the Columbia Funds (the “Funds”) will be changing in the fourth quarter of 2012 and the first quarter of 2013, including certain changes to Fund share class names, fee structures, and eligibility requirements; the reopening of certain Fund share classes; and the partial closing of certain Fund share classes;

WHEREAS, among other changes, it is anticipated that existing Class R4 shares will be re-named Class K shares on or about October 25, 2012;

WHEREAS, among other changes, it is anticipated that existing Class R3 shares will then be re-named Class R4 shares on or about October 31, 2012 and will no longer be subject to a
____% distribution fee or ____% plan administration fee effective November 1, 2012;

WHEREAS, all changes to Fund share class features, including those features specifically referenced in these Recitals, shall be effective on the dates specified in each applicable Prospectus, as supplemented;

WHEREAS, the Transfer Agent, the Distributor and ING are parties to the Agreement and desire to amend the Agreement in the manner hereinafter set forth;

NOW, THEREFORE, the parties agree as follows:

1. Fee Schedule. Schedule C of the Agreement is revised in its entirety to read in the form attached hereto. ING acknowledges the anticipated name changes to Class R3 and R4 shares referenced in the Recital clauses. ING also acknowledges and agrees that Fees are payable

Document Number: 328097

only with respect to shares maintained in omnibus accounts and are subject to the eligibility requirements for each Fund share class.

2. Amendment. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all of which taken together will constitute one and the same instrument.

As modified herein, the Agreement is confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the date and year first above written.

ING Life Insurance and Annuity Company		Columbia Management Investment
Distributors, Inc.

By: /s/Michelle Sheiowitz		By: /s/Frank Kimball
Name:	Michelle Sheiowitz	Name:	Frank Kimball
Title:	Vice President	Title:	Vice President

ING Institutional Plan Services, LLC		Columbia Management Investment
Services Corp.

By: /s/Michelle Sheiowitz		By: /s/Robin G. Smith
Name:	Michelle Sheiowitz	Name:	Robin G. Smith
Title:	Vice President	Title:	Vice President

ING Financial Advisers, LLC

By: /s/David Kelsey
Name:	David Kelsey
Title:	Vice President

Document Number: 328097

SCHEDULE C

COMPENSATION

In consideration of the Administrative Services provided by ING pursuant to the
Agreement to which this is attached, Transfer Agent shall pay ING an amount equal to __ bps on
Class A, R, and R4 Shares; __ bps on Class Z Shares; __ bps on Class K and R5 Shares;
and __ bps on Class Y Shares per annum of the average daily net asset value of Fund Shares held in the Accounts, each calendar quarter.

Exceptions: __ bps on all Index Fund Shares, __ bps on all Money Market Fund Shares

In addition, with respect to Class K Shares, Transfer Agent shall pay ING the Plan
Administration Fee collected from the Funds in an amount equal to __ bps per annum of the average daily net asset value of Class K Shares.

ING shall calculate this payment at the end of each calendar quarter and shall forward an invoice in a mutually agreeable electronic format to Transfer Agent, along with such other supporting data as may be reasonably requested by Transfer Agent. Such invoice, at a minimum, shall designate the Funds in which assets are invested and shall identify: (1) the Account number(s) for each Plan, if applicable, (2) the average daily net asset value of Fund shares held in the Account(s) on which the fee is paid and (3) the amount of such fee. Transfer Agent shall make such payment to ING via check as soon as practicable after receipt of the invoice. Failure to submit such invoice to Transfer Agent within 60 days of quarter end may result in Transfer
Agent’s inability to pay ING for Administrative Services provided during such quarter.

Document Number: 328097